CALCULATION OF REGISTRATION FEE

Title of Each Class of		Maximum Aggregate	Amount of
Securities Offered		Offering Price(1)	Registration Fee(2)

1.350% PowerNotes®	Due October 15, 2015	$2,685,000	$307.70

2.200% PowerNotes®	Due October 15, 2018	$2,713,000	$310.91

TOTAL			$618.61

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes® , with Maturities of 9 Months or More from Date of Issue Filed under Rule 424(b)(3), Registration Statement(s) No. 333-173364

Pricing Supplement No. 5 - Dated Tuesday, October 11, 2011

(to Prospectus dated April 7, 2011 and Prospectus Supplement dated April 7, 2011)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product	Yield(5)
Number	Principal	Price	Concession	Proceeds	Type	Rate(4)	Frequency	Date	Date	Coupon	Option	Ranking
	Amount	(3)								Amount

14912HPR5	$2,685,000.00	100%	0.950%	$2,659,492.50	Fixed	1.350%	Semi-	10/15/2015	04/15/2012	$6.79	Yes	Senior	1.350%
							Annual					Unsecured
												Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product	Yield(5)
Number	Principal	Price	Concession	Proceeds	Type	Rate(4)	Frequency	Date	Date	Coupon	Option	Ranking
	Amount	(3)								Amount

14912HPS3	$2,713,000.00	100%	1.450%	$2,673,661.50	Fixed	2.200%	Semi-	10/15/2018	04/15/2012	$11.06	Yes	Senior	2.200%
							Annual					Unsecured
												Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

Caterpillar Financial Services Corporation
Offering Dates: October 03, 2011 through October 11, 2011
Trade Date: Tuesday, October 11, 2011 @ 12:00 PM ET
Settlement Date: Friday, October 14, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

(3) The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4) Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5) Yields are quoted on a semi-annual bond equivalent yield basis.